EXHIBIT B
                      SERVICE AGREEMENT

     THIS SERVICE AGREEMENT, made and entered into this 14th day of February, 1997, by and among SERAGEN, INC., a corporation organized and existing under the laws of Delaware, having its principal place of business at 97 South Street, Hopkinton, Massachusetts 01748 (hereinafter referred to as "Seragen"), and TRUSTEES OF BOSTON UNIVERSITY, a corporation organized and existing under the laws of Massachusetts, having its principal place of business at 881 Commonwealth Avenue, Boston, Massachusetts 02215 (hereinafter referred to as "Service Provider").


                      W I T N E S S E T H :

     WHEREAS, Seragen desires to purchase from Service Provider, and Service Provider desires to provide, certain services relating to product research, development, manufacturing, clinical trials, quality control and quality assurance, all subject to the terms and conditions contained herein;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:


                                 ARTICLE I

                      INTERPRETATION AND APPLICATION

     1.01 Defined Terms. In addition to terms otherwise defined herein, the following terms shall have the following meanings for purposes of this
Agreement:

          "Agreement" shall mean this Service Agreement entered into by and between Seragen and Service Provider, as amended or modified from time to time.

          "Asset Purchase Agreement" means that certain Asset Purchase Agreement, dated as of the date hereof, by and between Seragen and Service Provider, as it may be amended from time to time.

          "Contract Year" shall mean the period commencing on the date hereof and terminating on January 31, 1998, and each annual period thereafter commencing on February 1 and terminating on the following January 31 occurring during the term of this Agreement.

          "Developments" shall include any ideas, products, concepts, techniques, methods, formulae, trade secrets, systems, inventions, processes, works of authorship, knowhow or improvements made by Service Provider or under Service Provider's direction or by the employees, consultants or agents (including subcontractors) of Service Provider in connection with the Technology Services or the Additional Services.

          "Information" shall include processes, methods, techniques, systems, formulae, trade secrets, drawings, photographs, machine readable records, computer software and programs (including source codes), database technologies, patterns, models, devices, compilations, supplier, customer and dealer data, market information, internal financial information, or any other information that Seragen treats as confidential or proprietary and that is not freely available to the public, transmitted to or acquired by Service Provider or any Service Provider employees, consultants or agents in the course of Service Provider's performance of its obligations hereunder, but shall not include information that is a matter of public knowledge or information that Service Provider is required to disclose under law.

          "Operating Losses" with respect to any Contract Year or portion thereof shall mean the difference between (a) all cash actually expended by Service Provider during such period (whether the same would be capitalized or expended in accordance with U.S. generally accepted accounting principles), exclusive of the $5.0 million purchase price paid by Service Provider for the Purchased Assets in the first Contract Year, less (b) all cash revenues actually received by Service Provider during such period.

          "Purchased Assets" means those certain assets to be sold by Seragen to Service Provider pursuant to and subject to the terms and conditions contained in the Asset Purchase Agreement.

          "Third Party" means any individual, corporation, partnership, limited partnership, limited liability company, limited liability partnership, joint venture, association, trust, unincorporated organization, government or governmental agency, or other legal entity, other than the parties hereto.

     1.02 Other Rules of Construction. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The headings inserted in this Agreement are for reference purposes only and shall in no way affect the construction of this Agreement. All references to "party" and "parties" shall be deemed references to the parties to this Agreement and to a party's successor in title unless the context shall otherwise require. All references to articles, sections and paragraphs shall be deemed references to articles, sections and paragraphs of this Agreement, unless the context shall otherwise require. All references herein to schedules shall be deemed to be references to the schedules attached to this Agreement. The terms "this Agreement," "hereof," "hereunder," and similar expressions refer to this Agreement as a whole and not to any particular article, section or other portion of this Agreement and include any agreement supplemental hereto. The conjunction "or" shall be understood in its inclusive sense.


                    ARTICLE II

                    SERVICES

     2.01 Technology Services. Seragen has developed and provided Schedule 1 to Service Provider. Those services and products which are reflected on
Schedule 1 (collectively, the "Technology Services") represent services and products which are required in order to continue Seragen's current research projects. Service Provider, under Seragen's direction, agrees to provide and deliver the Technology Services to Seragen, upon the terms set forth herein and on Schedule 1. Service Provider and Seragen from time to time shall in good faith negotiate amendments (including appropriate price reductions) to
Schedule 1 in the event that Seragen's research and development requirements change and, as a result thereof, Seragen determines that any services or products described on Schedule 1 are no longer required or that the standards or requirements with respect to any described services or products needs to be changed.

     2.02 Additional Services. If Seragen shall require any research and development services during the Term (as defined in Section 6.01) in addition to the Technology Services ("Additional Services"), Seragen shall be required to purchase such Additional Services from Service Provider, provided that Service Provider has the capacity (including, without limitation, the ability to make material suitable for the applicable phase of clinical trials or market manufacture as defined by applicable regulations as promulgated by the U.S. Food and Drug Administration ("FDA") and interpreted by Seragen) to perform such Additional Services within the time frame in which Seragen reasonably requires the delivery of such Additional Services and in accordance with any standards reasonably required by Seragen, including those set forth in Article III. Seragen shall provide written notice (the "Additional Service Request") to Service Provider if it requires any Additional Services, specifying the Additional Services required and the reasonable time frame in which Seragen expects such Additional Services to be performed. Service Provider shall provide notice to Seragen on or prior to the twentieth (20th) day following Service Provider's receipt of the Additional Service Request as to whether it cannot perform the requested Additional Services; provided, however, that if Service Provider shall fail to provide such notice within such twenty (20) day period, Service Provider shall be deemed to have agreed to provide the Additional Services upon the terms set forth in the Additional Service Request. Service Provider shall be obligated to, and shall, accept any Additional Service Offer if, and only if, it has the ability and resources to timely perform, in accordance with the terms set forth herein, the Additional Services being requested.

     2.03 Facilities; Staffing; Supplies; Equipment. Service Provider, at all times during the term, shall provide the Technology Services and Additional Services from its facilities located at 97 South Street, 99 South Street and 116-120 South Street, all in Hopkinton, Massachusetts (the "Premises"). Service Provider shall maintain at all times such staffing, supplies and equipment as is sufficient to ensure that it has the ability to perform the Technology Services (as well as any Additional Services that it has become obligated to provide pursuant to the provisions of Section
2.02) in accordance with the terms hereof. The Chief Executive Officer of Service Provider shall be subject to Seragen's prior written approval, which will not be unreasonably withheld. (All Service Provider personnel and consultants providing research and development services in connection with the Technology Services or any Additional Services are referred to herein collectively as "Employees".)

     2.04 Subcontracting. Without Seragen's prior written consent, which shall not be unreasonably withheld, Service Provider shall not enter into any subcontract with any Third Party for the provision of Technology Services or Additional Services.

     2.05 Access. During normal business hours and on reasonable notice, Service Provider shall permit Seragen (and its respective representatives and consultants) to have access to Service Provider's Premises, equipment, officers and employees and to all books and records (as described in Section 2.09), Legal Records (as defined in Section 3.02), and other technical information and data in Service Provider's possession relating to this Agreement or the services provided hereunder; provided, however, that Service Provider shall not be obligated to provide Seragen with access to that portion of its Premises, equipment, officers and employees which, at the time of any request for access, are being utilized in the performance of services of a proprietary or confidential nature for a Third Party. Seragen shall have the right to make copies of the books and records, Legal Records and other information and data relating to this Agreement and the services provided hereunder. Without limiting the foregoing, Service Provider shall provide all reasonable cooperation in order that Seragen, among other things, may from time to time confirm Service Provider's compliance with the provisions of
Article III hereof, including Service Provider's due and reasonable care in the storage of biological materials and Service Provider's full compliance with all applicable regulations and legal requirements.

     2.06 Manufacturing Process. Under Seragen's direction, Service Provider shall at all times perform the Technology Services and Additional Services in accordance with Seragen's manufacturing and quality control specifications. Unless Seragen directs Service Provider to do so, Service Provider shall not change its manufacturing processes, equipment or vendors relating to this Agreement or the services performed by Service Provider hereunder.

     2.07 Third Party Service Agreements. Service Provider shall not enter into any service agreement with a Third Party to the extent that Service Provider's provision of services under such agreement would in any way compromise, impair, or delay the ability of Service Provider to perform the services required to be performed by it hereunder. In addition, without Seragen's prior written approval, Service Provider shall not enter into any service agreement with a Third Party if the aggregate expenses incurred by Service Provider in connection therewith in any Contract Year, when aggregated with all other expenses incurred by Service Provider during such Contract Year under other service agreements with Third Parties, would exceed the revenues received by Service Provider under all such contracts during such Contract Year.

     2.08 Approval of Annual Budget and Incurrence of Expenses. Within thirty (30) days following the execution hereof, and within sixty (60) days prior to the end of each Contract Year thereafter, Service Provider shall propose to Seragen an annual projected budget for the upcoming Contract Year. Such budget shall be subject to the approval of Seragen, which shall not be unreasonably withheld. Service Provider hereby covenants and agrees that it shall reasonably endeavor to reasonably limit the expenses incurred by Service Provider during each Contract Year. Service Provider agrees that it shall fulfill all of its monetary obligations to third parties in a timely manner, including its obligations to make payments on the leases for the Premises. If Service Provider fails to make any such payments in a timely manner, Seragen shall have the right, but no obligation, to make such payments on Service Provider's behalf and, in addition to any other remedies it may have at law or in equity, to set off any such payment against the amounts payable to Service Provider pursuant hereto.

     2.09 Maintenance of Books and Records. Service Provider shall keep complete and accurate books and records in accordance with generally accepted accounting principles, consistently applied. Such books and records shall contain all particulars which may be necessary for the purpose of ascertaining the Additional Service Fees payable pursuant to Section 4.02 hereof during the term of this Agreement and any Operating Losses incurred hereunder. Such books and records shall be kept by Service Provider for not less than three (3) years following the expiration of the Term. Such records shall be kept at Service Provider's principal place of business.


               ARTICLE III

             STANDARDS OF CARE AND COMPLIANCE WITH LAW

     3.01 General. Service Provider, under Seragen's direction, shall supply the Technology Services and Additional Services in accordance with current scientific, professional, commercial and regulatory standards prevailing in the biopharmaceutical industry. Without limiting the foregoing, Service Provider, under Seragen's direction, shall exercise all due and reasonable care with regard to any biological raw materials, work-in-process, clinical products or finished products in its custody, including any DAB389IL-2, DAB389EGF and DAB486IL2 delivered by Seragen to Service Provider hereunder.
3.02 Compliance with Applicable Law. Service Provider, under Seragen's direction, shall comply with all applicable laws (including the Food, Drug and Cosmetic Act), requirements, rules, regulations and standards prescribed by public authorities in providing the Technology Services and Additional Services, and shall maintain all necessary records to so comply (the "Legal Records"). Without limiting the foregoing, Service Provider, under Seragen's direction, shall comply with all applicable requirements relating to current good laboratory practice, current good clinical practice, and current good manufacturing practice.

     3.03 FDA Documents and Reports. Service Provider shall cooperate fully with Seragen in promptly filing all documents and reports required or requested by the FDA in a form acceptable to Seragen, and shall provide Seragen with such information and assistance as Seragen may require with regard to such filings, including all reports, authorizations, certificates, methodologies, specifications and other documentation in the possession of or under the control of Service Provider, and shall ensure that the content of all such submissions is suitable for regulatory filings. Without limiting the foregoing, Service Provider, with regard to any drug or biopharmaceutical product to be manufactured by Service Provider pursuant to this Agreement, shall (a) cooperate fully with Seragen and use best efforts in promptly filing a Biologic License Application, or in promptly filing an Establishment License Application and a Product License Application, with respect to any such product, in each case as may be required under FDA regulations, and in each case in form and substance satisfactory to Seragen; (b) take all actions that may be required in order to ensure that any Biologic License, or Establishment License and Product License, as applicable, with respect to any such product will be issued in the name of Seragen, rather than Service Provider; and (c) take all actions required to maintain in full force and effect any Biologic License, Establishment License or Product License issued with respect to any such product. Seragen, as the Product Licensee for FDA purposes, shall have the right to exercise full functional control as described in this Service Agreement and as required by all applicable regulations.

     3.04 Debarment. Service Provider agrees to inform Seragen in writing immediately if it or any person who is performing services hereunder is debarred or is the subject of a debarment investigation or proceeding under section 306 of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. 335a, or any successor thereto, or is the subject of a conviction described therein.

     3.05 Serious Adverse Event Notification. Service Provider shall notify Seragen as soon as is reasonably possible following the receipt of any information, reports or complaints concerning side effects, injury, toxicity or sensitivity reaction associated with any product developed, produced, manufactured or tested by Service Provider hereunder (an "Adverse Event"), shall cooperate fully with Seragen to investigate any such Adverse Event, and shall provide such information or assistance as is requested by Seragen in order to support Seragen's compliance with all applicable laws, requirements, rules, regulations and standards prescribed by public authorities with regard to any such Adverse Event. The parties shall exchange reports on the resolution of Adverse Events monthly, or more frequently if requested by Seragen.

     3.06 Notification of Potential Liability. Service Provider shall notify Seragen in writing as soon as is reasonably possible following any event, including the receipt of any notice, warning, citation, finding, report or service of process or the occurrence of any release, spill, upset or discharge of hazardous wastes or substances, related to the Technology Services or Additional Services that may give rise to liability on the part of Seragen under any law, requirement, rule, regulation or standard prescribed by a public authority.

     3.07 Governmental Communications and Inspections. Service Provider shall as soon as is reasonably possible notify Seragen of any communications from or inspections by the FDA or any other governmental agency, state or federal, including, without limitation, any communication or directive from the FDA or any other governmental agency, state or federal, commencing or threatening seizure of any manufactured product or other removal from the market of a manufactured product. If a written communication, Service Provider shall attach a copy; otherwise, Service Provider shall provide a reasonable description to Seragen of any such communication or inspection. Seragen shall have the right to be present at any such inspection and to review in advance and approve any response to such communication or investigation submitted by Service Provider. If the written communication is in regard to any product or any manufacturing process or regulatory filing for which Seragen is the license holder, Seragen will be the respondent. Service Provider will have the right to review such communication. Service Provider will cooperate fully in providing the information needed for the communication.

     3.08 Disclaimer of Warranties. The parties hereto acknowledge and agree that all Technology Services and Additional Services provided hereunder shall be performed by Service Provider at the direction and under the supervision of Seragen, and Service Provider disclaims any and all warranties, express or implied, with respect to any products delivered hereunder, including without limitation, warranties of fitness for a particular purpose and merchantability.




                    ARTICLE IV

                      SERVICE FEES

     4.01 Technology Service Fees. In consideration of Service Provider's providing the Technology Services set forth on Schedule 1 (but no Additional Services), Seragen agrees to pay Service Provider $5,521,342 in the first Contract Year and $6,605,651 in the second Contract Year (which such amounts shall be prorated to the extent that this Agreement is in effect for any portion of any Contract Year, based on the number of days in which this Agreement is in effect divided by 365) (collectively, the "Technology Service Fees"). In the event Service Provider and Seragen agree in accordance with
Section 2.01 to amend the scope of the Technology Services to be provided with respect to any Contract Year, the parties, in connection with such agreement, shall agree upon appropriate adjustments to the Technology Service Fees payable with respect to such Contract Year; provided, however, that in no event shall the Technology Service Fees payable with respect to any Contract Year be reduced to less than $4,300,000 (subject to proration in the event that this Agreement is in effect for any portion of any Contract Year). The Technology Service Fees shall be payable in equal monthly installments, in advance, on or prior to the tenth (10th) day of each month occurring during the Term.

     4.02 Additional Service Fees. (a) Should Service Provider provide any Additional Services hereunder, the fees (the "Additional Service Fees") payable with respect to such Additional Services shall equal the direct costs (inclusive of overhead) incurred by Service Provider in providing such Additional Services (including costs associated with employees, consultants, Premises and equipment), multiplied by 1.10. Any costs incurred by Service Provider shall be appropriately prorated between Seragen and other parties based upon the percentage of total time spent on providing the Additional Services to Seragen.

          (b) Payments required to be made pursuant to this Section 4.02 shall be invoiced by Service Provider to Seragen monthly, within thirty (30) days of the end of each month, and shall be paid by Seragen within ten (10) days of its receipt of Service Provider's invoice, unless Seragen in writing disputes the invoice, in which case Seragen shall pay so much of the invoice as is not in dispute. Service Provider shall, with each invoice for amounts to be paid hereunder, break down the invoice total by appropriate categories, and for each such category shall show in reasonable detail the financial data underlying the amount invoiced. Invoices that are not disputed in writing by Seragen within six (6) months of the date of their issue shall be deemed correct and not subject to further audit or dispute. Service Provider shall provide reasonable assistance and cooperation to Seragen with respect to Seragen's preparation of invoices to be delivered to Eli Lilly and Company pursuant to that certain Strategic Alliance between Seragen and Eli Lilly and Company dated August 3, 1994.

          (c) During the Term and for a period of one (1) year thereafter, Seragen shall, at its own cost, be entitled to have its own representatives and accountants review Service Provider's books and records with respect to the Additional Services and all receipts with respect thereto (which books and records shall include all information required to verify the invoices described in Section 4.02(b)), upon reasonable notice to Service Provider, during business hours, and subject to the limitations set forth in Section
2.05 hereof. Service Provider or Seragen, as applicable, shall promptly pay to the other any over or underpayment of Additional Service Fees discovered and agreed upon in connection with any such review.

     4.03 Royalties. Seragen shall pay Service Provider a royalty of one percent (1.0%) of the net revenues received by Seragen from the sale of any products produced under protection of a patent issued to Seragen; provided, that, such revenues are received by Seragen with respect to sales of the product occurring following the issuance of, and prior to the termination of, the patent. The applicable royalty rate set forth in the preceding sentence shall increase from 1% to 2% if, and only if, and effective as of and after the date that, Seragen's obligation to pay royalties under that certain License Agreement, dated December 13, 1994, between Ajinomoto Co., Inc. and Seragen shall terminate. Notwithstanding any other provision hereof to the contrary, Seragen shall not be obligated to pay any royalties to Service Provider on product sales occurring at any time following the date, if any, that both (a) this Agreement is terminated pursuant to Section 6.04 hereof and
(b) Seragen has paid to Service Provider all amounts which are owing from Seragen to Service Provider in accordance with the terms of the Asset Purchase Agreement as a result of such termination.


                    ARTICLE V

               CONFIDENTIALITY OF INFORMATION
               AND OWNERSHIP OF DEVELOPMENTS

     5.01 Confidentiality of Information. Service Provider agrees for itself and on behalf of the Employees and any other Service Provider employees, consultants or agents to at all times during the Term and thereafter hold in confidence all Information at any time in Service Provider's possession or control and not to use, disclose, reproduce or dispose of any such Information in any manner except as necessary to carry out the Technology Services and Additional Services. Without limiting the foregoing, Service Provider agrees, for itself and on behalf of the Employees and its other employees, consultants, and agents, to hold in confidence all Information, if any, developed pursuant to the Technology Services or the Additional Services. All Information, including Information developed by Service Provider or its employees, consultants or subcontractors while performing the Technology Services or the Additional Services (including any copies) shall remain the property of Seragen. Promptly upon the termination of this Agreement or, if earlier, upon Seragen's request, Service Provider shall return to Seragen all Information, Developments and biological raw materials, work-in-process, clinical products or finished products in its custody, which are owned by, or produced by Service Provider for, Seragen (any such delivery of biological materials to be made with due care and in accordance with the standards referenced in Section 3.01).

     5.02 Injunctive Relief. Service Provider recognizes that the disclosure of Information will cause irreparable harm to Seragen, inadequately compensable in damages. In the event of any breach of this Article VI, Service Provider agrees that, in addition to its other remedies and notwithstanding Section 8.03, Seragen shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent.

     5.03 Ownership of Developments. Service Provider agrees that any Developments shall be the sole and complete property of Seragen and that any patents or copyrights resulting from the same shall belong solely and completely to Seragen. For purposes of the copyright laws of all relevant jurisdictions, any such Developments shall be considered "works made for hire." Service Provider agrees that during and after the term hereof, Service Provider will execute, and will cause its employees, consultants and agents (including subcontractors) to execute, any assignments or other documents necessary to vest full title in any such Developments in Seragen.


     5.04 Agreements by Personnel. Except for employees to be transferred from Seragen to Service Provider pursuant to the Asset Purchase Agreement (for which it shall be the responsibility of Seragen to obtain appropriate confidentiality and related agreements), Service Provider agrees to cause each of the Employees and any other employee, consultant or agent (including any subcontractor) of Service Provider involved in the Technology Services or Additional Services or receiving or having access to Information to enter into an agreement with Service Provider, which shall be in form and substance reasonably acceptable to Seragen, pursuant to which the employee, consultant or agent agrees, in his individual capacity, (a) to be bound by the provisions of Sections 5.01, 5.02 and 5.03 and (b) to the extent allowable under law, that Seragen shall be an intended third party beneficiary of such agreement, with the right to enforce the provisions of such agreement without the need to join Service Provider as a party.


                    ARTICLE VI

                   TERM AND TERMINATION

     6.01 Term. This Agreement shall commence on the date hereof and continue in full force and effect through January 31, 1999, subject to earlier termination pursuant to the provisions of section 6.02, 6.03, or 6.04 (the "Term").

     6.02 Termination for Breach. Upon any material breach of or default under this Agreement by either party (the "Breaching Party"), the other party (the "Non-Breaching Party") shall have the right to serve notice upon (a "Preliminary Termination Notice") the Breaching Party of the Non-Breaching Party's intention to terminate this Agreement if the breach is not cured within thirty (30) days following the Breaching Party's receipt of the Preliminary Termination Notice. The Preliminary Notice shall state the cause for the Non -Breaching Party's intention to terminate this Agreement.
If the Breaching Party does not remedy such breach or default within such thirty (30) day period, the Non-Breaching Party shall have the right to terminate this Agreement effective immediately upon provision of further notice (the "Final Termination Notice") to the Breaching Party, and following the provision of such Final Termination Notice, this Agreement and all rights, privileges and licenses granted hereunder shall automatically terminate and neither party shall have any further rights, duties or obligations hereunder except as may have then accrued under this Agreement before such termination or except as otherwise provided herein. If, at any time prior to receipt of the Final Termination Notice the Breaching Party shall have remedied such default, this Agreement shall continue in full force and effect as it would have done if such notice had not been given.

     6.03 Termination By Service Provider. In the event Service Provider's Operating Losses at any time during any Contract Year exceed $9.0 million and will not decrease during the remainder of the Contract Year, Service Provider shall have the right at any time thereafter and prior to expiration of the Term (excluding any extension thereof) to serve notice upon Seragen of Service Provider's intention to terminate this Agreement. Such notice shall include a detailed computation of Service Provider's Operating Losses during the applicable portion of the Contract Year and the projected additional Operating Losses for the remainder of the Contract Year, as well as all financial information necessary in order to determine the amount of the Operating Losses. If Seragen does not pay an amount to Service Provider equal to the difference between the amount of the Operating Losses incurred and $9.0 million within thirty (30) days of its receipt of the notice of termination from Service Provider and does not also agree in writing to pay all additional Operating Losses incurred during the remainder of such Contract Year, this Agreement and all rights, privileges and licenses granted hereunder shall automatically terminate upon the thirtieth (30th) day following Seragen's receipt of the notice and neither party shall have any further rights, duties or obligations hereunder except as may have then accrued under this Agreement before such termination or except as otherwise provided herein.
If, during the thirty (30) day period Seragen shall have made the required payment and also shall have agreed in writing to pay all additional Operating Losses incurred during the remainder of such Contract Year, this Agreement shall continue in full force and effect as it would have done if such notice had not been given. Seragen shall, at its own cost, be entitled to have its own representatives and accountants review Service Provider's books and records with respect to the Operating Losses (which books and records shall include all information required to verify the amount of the Operating Losses) at all times during the Term and, if this Agreement shall have terminated, for a period of one year thereafter. Service Provider or Seragen, as applicable, shall promptly pay to the other any over or underpayment made under this
Section 6.03 which is discovered and agreed upon in connection with any such review.

     6.04 Termination upon Cancellation of Asset Purchase. If the Asset Purchase Agreement terminates and the transactions contemplated thereby are not consummated, this Agreement automatically and without further action of the parties shall terminate as of the date of termination of the Asset Purchase Agreement.

     6.05 Consequences of Termination. Except as set forth in last sentence of this Section 6.05, nothing herein shall be construed to release either party from any obligation which matured or any breach of this Agreement which occurred prior to the effective date of termination. Without limiting the foregoing, the provisions of Article V and Sections 7.01, 7.02, 7.03, 8.03, and 8.14 shall survive any termination of this Agreement. In addition, except to the extent provided therein, the provisions of Section 4.03 shall survive any termination of this Agreement. In the event, and only in the event, that this Agreement is terminated in accordance with Section 6.04 hereof, Service Provider shall be obligated to reimburse to Seragen any amounts paid by Seragen to Service Provider under Article IV hereof on or prior to the date of such termination; provided, however, that Service Provider shall have the right to set-off against any such amounts any amounts which Seragen owes to Service Provider under Section 1.08 or Article X of the Asset Purchase Agreement.

     6.06 Term Extension. (a) Unless this Agreement has been terminated in accordance with Section 6.02, 6.03 or 6.04 hereof prior to January 31, 1999, Seragen shall have two successive options to extend the term of this Agreement each for a period of one year at then prevailing competitive market rates (i.e., if, and only if, Seragen exercises the option to extend the term for an additional year, it will have an option at the end of such year to extend the term for a second year); provided, that, in connection with any such extension, Seragen, at the end of each Contract Year of the term extension, and within thirty (30) days of receiving notice from Service Provider of the amount payable, shall pay to Service Provider, in addition to any other fees which Seragen is obligated to pay to Service Provider, an amount equal to the Operating Losses (if any) incurred by Service Provider during such Contract Year, multiplied by a ratio equal to the gross revenues paid by Seragen to Service Provider during such Contract Year divided by the total gross revenues received by Service Provider during such Contract Year. If Seragen desires to extend this Agreement, it shall provide written notice to Service Provider not less than one hundred and twenty (120) nor more than one hundred and fifty (150) days prior to the termination of the Agreement.


                    ARTICLE VII

                      PURCHASE RIGHTS

     7.01 Right of First Refusal. (a) Service Provider shall not, during the Term, sell, transfer, convey or otherwise dispose of any of the assets used by Service Provider to provide services to Seragen hereunder outside of the ordinary course of business otherwise than pursuant to a bona fide offer to buy such assets from a Third Party that is not an affiliate of Service Provider and after having complied with the provisions of this Section 7.01 (provided, that, the foregoing shall not limit Service Provider from terminating any employees or consultants during the Term, provided that, following such terminations, Service Provider possesses the assets necessary in order for it to fully and timely perform all of its obligations hereunder).


          (b) If Service Provider at any time during the Term receives a bona fide offer from a Third Party to buy any of its assets outside of the ordinary course of business and desires to accept said offer, Service Provider shall first make an offer (the "Offer") to sell such assets (the "Offered Assets") to Seragen in accordance with the procedure set forth in this Section
7.01. Such Offer shall be at the same price and upon the same terms and conditions as the offer from the Third Party or, if the Third Party provides for a type of consideration or sets forth other terms and conditions that are not practically attainable by Seragen, for consideration and on terms and conditions substantially equivalent to those contained in the Third Party offer. Service Provider shall send written notice of the Offer (the "Service Provider Notice") to Seragen, which shall describe the Offered Assets and any liabilities to be assumed in detail, the price and the other terms and conditions of the Offer and the name of the prospective purchaser (together with a copy of all writings between such party and Service Provider necessary to establish the terms of any such offer).

          (c) Notwithstanding any provision hereof to the contrary, Service Provider shall not pursue or entertain any Third Party offer, and the Third Party offer shall not be deemed to be "bona-fide," if, following the sale of the Offered Assets, Service Provider would not possess the assets necessary in order for it to fully and timely perform all of its obligations hereunder (in accordance with Section 8.02 hereof, Service Provider shall not have the right to assign this Agreement to the Third Party without Seragen's prior written consent, which may be withheld by Seragen in its sole discretion). In addition, Service Provider shall not pursue or entertain any Third Party offer, and the Third Party offer shall not be deemed to be "bona fide," if (i) the Third Party purchaser does not have the financial capability to pay the consideration for the Offered Assets, unless the Third Party purchaser has obtained financing commitments of a type customary for transactions similar to the proposed transaction; (ii) any condition to the closing of the proposed transfer that is not within the control of the parties is not reasonably likely to be satisfied within a reasonable period; (iii) the closing of the proposed transfer is subject to due diligence or other conditions the conduct and satisfaction of which are solely within the control of the Third Party purchaser; (iv) the Third Party is not an affiliate of Service Provider; or (v) for any other reason the offer would not be reasonably regarded as bona fide.

          (d) In the event of a bona fide Third Party offer, Seragen shall have the right to purchase all (but not less than all) of the Offered Assets, which right shall be exercisable by written notice to Service Provider given within fifteen (15) business days after receipt of the Service Provider Notice. If Seragen shall fail to respond within that period, such failure shall be regarded as a rejection by Seragen of the Offer.

          (e)  Unless Seragen elects to purchase all of the Offered
Assets, Service Provider may sell all (but not less than all) of the Offered Assets to the Third Party on the same terms and conditions as the Offer described in the Service Provider Notice to Seragen, provided that such sale is bona fide (as set forth in Section 7.01(c)) and made within ninety (90) days from the date of the Service Provider Notice. If such sale is not consummated within such 90-day period, the restrictions provided for herein shall again become effective, and no sale, transfer, or assignment of such Service Provider's assets outside of the ordinary course may be made thereafter without the prior written consent of Seragen or without again offering the same to Seragen in accordance with this Agreement.

          (f) The closing of any purchase by Seragen of Offered Assets shall be held at the principal office of Seragen at 11:00 A.M. local time on the ninetieth (90th) day after the receipt of the Service Provider Notice, or at such other time and place as the parties to the transaction may agree upon. At such closing, Service Provider shall deliver such instruments of sale and assignment as Seragen shall reasonably require, accompanied by all requisite transfer taxes, and the Offered Assets to be transferred shall be free and clear of any liens, claims, options, charges, encumbrances, or rights of others (except for any liens, claims, options, charges, encumbrances, or rights of others assumed by Service Provider from Seragen in connection with the transactions contemplated by the Asset Purchase Agreement) and Service Provider shall so represent and warrant, and further represent and warrant that it is the holder of all right, title and interest in the Offered Assets. Seragen shall deliver at such closing, by certified or official bank check, so much of the purchase price as is payable in cash. Both parties to the transaction shall execute such additional documents as are otherwise appropriate. Service Provider shall fully cooperate in obtaining all third party consents required, and in taking all other actions reasonably requested by Seragen, in connection with the sale.

     7.02 Purchase Option. (a) Seragen shall have the right, exercisable in its discretion at any time during the four (4) year period following the date of this Agreement, to purchase all (but not less than all) of Service Provider's assets at a purchase price in cash equal to the "Purchase Price" (as determined in accordance with Section 7.03). If Seragen desires to exercise its purchase right, it shall do so by providing written notice to Service Provider on or prior to the fourth anniversary of the date hereof.


          (b) The closing of any such purchase by Seragen shall be held at the principal office of Seragen at 11:00 A.M. local time on the ninetieth
(90th) day after the receipt by Service Provider of Seragen's election to exercise its purchase option, or at such other time and place as the parties to the transaction may agree. At such closing, Service Provider shall deliver such instruments of sale and assignment as Seragen shall reasonably require, accompanied by all requisite transfer taxes, and the assets to be transferred shall be free and clear of any liabilities, obligations, liens, claims, options, charges, encumbrances, or rights of others (except for any liens, claims, options, charges, encumbrances, or rights of others assumed by Service Provider from Seragen in connection with the transactions contemplated by the Asset Purchase Agreement) and Service Provider shall so represent and warrant, and further represent and warrant that it is the holder of all right, title and interest in the assets being transferred. Seragen shall deliver at such closing, by certified or official bank check, the purchase price for the assets. Both parties to thetransaction shall execute such additional documents as are otherwise appropriate. Seragen shall not be required to assume any liabilities with respect to the purchased assets, except for liabilities arising after the closing date under written contracts assumed by Seragen and for any liens, claims, options, charges, encumbrances, or rights of others assumed by Service Provider from Seragen in connection with the transactions contemplated by the Asset Purchase Agreement. Service Provider shall fully cooperate in obtaining all third party consents required, and in taking all other actions reasonably requested by Seragen, in connection with the transaction.

     7.03  Determination of Purchase Price.  "Purchase Price" shall equal:

          (a) $5.0 million, plus interest accrued thereon from the date hereof to the date of payment at the rate of 10% per annum; plus

          (b) the greater of (i) the sum of the Operating Losses incurred by Service Provider during each month or portion thereof occurring during the Term, with interest accrued on the Operating Losses incurred in any such month at a rate of 10% per annum from the final day of such month, compounded quarterly (if Operating Losses in any month are negative (i.e., Service Provider has an operating profit in any month), the amount of such operating profit shall be subtracted from the Operating Losses incurred with respect to other months occurring during the Term) and (ii) zero.


                      ARTICLE IX

                      MISCELLANEOUS

     8.01 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by registered or certified mail, return receipt requested, postage prepaid, by facsimile transmission or in hand, addressed as follows:

     If to Seragen:

          Seragen, Inc.
          97 South Street
          Hopkinton, Massachusetts 01748
          Facsimile:  508-435-9805
          Attention:  Chief Executive Officer

     If to Service Provider:

          Trustees of Boston University
          881 Commonwealth Avenue
          Boston, MA 02215
          Attention:  Kenneth G. Condon

     8.02 Assignment. No Party hereto shall assign any of its rights or delegate any of its obligations hereunder to any Third Party without the express prior written consent of the other party hereto. Notwithstanding any other provision hereof to the contrary, it is understood and agreed that the Service Provider may assign this Agreement, and all of its rights, benefits, duties and obligations hereunder, to a corporation, limited liability company or other entity which is created by and wholly owned, directly or indirectly, by Service Provider and which acts or will act as the "Nominee" to purchase the Purchased Assets pursuant to Section 1.06 of the Asset Purchase Agreement (the "Nominee"). If Service Provider shall elect to consummate the transactions contemplated by the Asset Purchase Agreement through a Nominee and therefor assign this Agreement to the Nominee, the Service Provider shall give written notice to Seragen of such nomination and designation not less than seven (7) days prior to the Closing Date (as defined in the Asset Purchase Agreement), and the Nominee shall, at such time, deliver to Seragen an instrument assuming all of Service Provider's obligations and liabilities hereunder, such instrument to be in form and substance reasonably satisfactory to Seragen. Upon such nomination, this Agreement shall be deemed to be assigned to the Nominee, and the Nominee shall be deemed to be the Service Provider hereunder for all purposes, completely and effectively as if the Nominee were the Service Provider named herein. In the event that such Nominee shall be an entity whose sole assets are or will be the Purchased Assets or that otherwise has insufficient assets to provide commercially reasonable credit-worthiness for its obligations set forth herein, a subsidiary of Trustees of Boston University with assets sufficient to provide commercially reasonably credit-worthiness shall execute and deliver as a condition to the assignment to Nominee a guarantee of the Nominee's obligations under this Service Agreement, such guarantee to be in form and substance reasonably satisfactory to Service Provider and Seragen.

     8.03 Arbitration. (a) Subject to paragraph (b) of this Section 8.03, any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to final and binding arbitration, to the exclusion of any other court, forum or jurisdiction. Such arbitration shall be conducted under the commercial arbitration rules of the American Arbitration Association in effect from time to time, which rules are deemed to be incorporated by reference into this clause. The tribunal shall consist of three arbitrators. Each party shall appoint one arbitrator, and the two party-appointed arbitrators shall select a third arbitrator, who shall act as chairman. If the party-appointed arbitrators cannot agree on a chairman, the chairman shall be appointed by the American Arbitration Association. The place of arbitration shall be Boston, Massachusetts. Unless the arbitral tribunal shall determine otherwise, the costs of the arbitration shall be borne by the parties equally and each party shall bear its other legal costs, including the fees of its attorneys.

          (b) In the event that Seragen at any time proposes adjustment to invoices submitted by Service Provider pursuant to Section 4.02(b), Seragen and Service Provider shall in good faith attempt to resolve such dispute by negotiation. If Seragen and Service Provider are unable to resolve any dispute within fourteen (14) days after the date on which Service Provider receives notice of such dispute, Seragen and Service Provider shall promptly submit the dispute for resolution to a qualified accountant selected by the head of the audit department at the Boston, Massachusetts office of Coopers & Lybrand (such accountant, the "Accountant"). Within thirty (30) days after the Accountant is so selected, Seragen and Service Provider each shall submit to him their respective proposals with respect to resolution of the dispute, together with such supporting documentation as they deem necessary of as the Accountant requests. Within thirty (30) days after receiving such proposals and supporting documentation, the Accountant shall render his findings with respect to the dispute (including an equitable allocation of the fees and expenses of the Accountant based upon the relative merits of the positions asserted by the parties), which finding shall be final and binding upon the parties. Within seven (7) days after the Accountant renders his findings, Seragen or Service Provider, as the case may be, shall pay any amount owing to the other.

     8.04 Injunctive Relief. Service Provider agrees that a breach of this Agreement during the Term will cause irreparable harm to Seragen, inadequately compensable in damages. In the event of any breach of this Agreement during the Term, Service Provider agrees that, in addition to its other remedies and notwithstanding Section 8.03, Seragen shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent.

     8.05 Further Assurances. Each party hereto covenants and agrees that it will promptly, during the Term and upon the request of the other party, execute, acknowledge and deliver or otherwise properly authenticate, as may be required by law, all documents, instruments or applications, assignments, registrations, or other legal papers which may be necessary to carry into effect the provisions of this Agreement.

     8.06 Effects. This Agreement shall be binding upon, and shall redound to the benefit of, the parties hereto and their respective successors and permitted assigns. Except as otherwise expressly provided herein, this Agreement shall not create or confer, or be construed as creating or conferring, any right, remedy, claim or benefit upon any Third Party, other than the respective successors and permitted assigns of the parties hereto.

     8.07 Waivers and Amendments. Any amendment or supplementation of this Agreement or any waiver of any term or condition thereof shall be effective only if in writing. A waiver of any breach of any of the terms or conditions of this Agreement shall not in any way be construed as a waiver of any subsequent breach.

     8.08 Severability. In the event that any one or more of the provisions contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in any other respect and the remaining provisions of this Agreement shall not, at the election of the party for whom the benefit of the provision exists, be in any way impaired.

     8.09 Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

     8.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict-of-laws rules thereof.

     8.11 Entire Agreement. This Agreement, and the schedules attached hereto, contains the entire agreement between Seragen and Service Provider in respect of the transactions contemplated by this Agreement and supersedes all prior arrangements or understandings with respect thereto.

     8.12 Force Majeure. No liability under this Agreement shall result to a party from delay in performance caused by force majeure, that is, circumstances beyond the reasonable control of the party affected thereby, including acts of God, fire, flood, war, changes in government regulations, labor unrest, or shortage of or an inability to obtain material or equipment.

     8.13 Employee Matters. Service Provider acknowledges that Seragen has the right to make an offer of employment at any time during the Term to any Employee listed on Schedule 2, and Service Provider agrees not to enter into any contract or arrangement with any such Employee which would impair that Employee's ability to accept any such offer from Seragen. In addition, Service Provider acknowledges and agrees that Seragen shall have the right to employ, on a part time basis, the Employees listed on Schedule 3, and that, during the term in which such persons are employed on a part time basis by Seragen, Service Provider shall continue to employ such persons for the remainder of their business time and to provide full benefits (medical, dental, 401(K) and any other benefits generally applicable to Service Provider full-time employees) to such persons. As partial reimbursement for Service Provider providing full benefits to such part time employees, Seragen shall pay to Service Provider within 10 days of the close of each month occurring during the term in which any such employee is employed by Seragen on a part time basis, an amount equal to 30% of the salary paid by Seragen to such part time employee with respect to such month.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                         SERAGEN, INC.


                         By:  \s\ Reed R. Prior
                              Name:  Reed R. Prior


                              Title:  Chairman and CEO


                              TRUSTEES OF BOSTON UNIVERSITY


                              By:  \s\ Kenneth G. Condon
                                   Name:  Kenneth G. Condon
                                   Title:  Treasurer


              SERVICE AGREEMENT

                   Schedule 1


Services to be performed by Service Provider for Seragen in 1997:

     Manufacturing of Batches - 1997: *

     Manufacturing Fill of Batches - 1997: *

     Quality Control and Release Testing of Batches - 1997: *

     Quality Assurance - 1997: *

     Product Development - 1997: *

     Clinical/Pre-Clinical/Regulatory Studies - 1997: *

     Clinical/Pre-Clinical/Regulatory Studies and Other - 1997: *

     Price for services rendered in 1997 - $5,521,342
     * - Confidential treatment requested

     Services to be performed by Service Provider for Seragen in 1998:

     Manufacturing of Batches - 1998: *

     Manufacturing Fill of Batches - 1998: *

     Quality Control and Release Testing of Batches - 1998: *

     Quality Assurance - 1998: *

     Product Development - 1998: *

     Clinical/Pre-Clinical/Regulatory Studies - 1998: *

     Clinical/Pre-Clinical/Regulatory Studies and Other - 1998: *

     Price for services rendered in 1998 - $6,605,651
     * - Confidential treatment requested


                    SERVICE AGREEMENT

                       Schedule 2


     Employees Subject to Rehiring by Seragen: *

     * - Confidential treatment requested

                    SERVICE AGREEMENT

                       Schedule 3

     Part-Time Employees: *

     * - Confidential treatment requested